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                                   EXHIBIT 3.3

                      CERTIFICATE OF RIGHTS AND PREFERENCES
                                       OF
                SERIES A-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                               TRC COMPANIES, INC.

         Pursuant to Section 151(g) of the Delaware General Corporation Laws, TRC COMPANIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company on December 14, 2001, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, which authorizes the issuance of up to five hundred thousand (500,000) shares of preferred stock, par value ten cents ($.10) per share.

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company and pursuant to the provisions of the Restated Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as the Series A-1 Cumulative Convertible Preferred Stock, par value ten cents ($.10) per share, which shall consist of fifteen thousand (15,000) of the five hundred thousand (500,000) shares of preferred stock which the Company now has authority to issue, and the Board of Directors hereby fixes the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof as follows:

         1. NUMBER. The number of shares constituting the Series A-1 Cumulative Convertible Preferred Stock shall be fifteen thousand (15,000).

         2. DEFINITIONS. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

         "ACQUIRING PERSON" means, in connection with any Change of Control, the continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), the transferee of all or substantially all of the properties or assets of the Company, the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected or, in the case of a capital reorganization or reclassification, the Company.

         "ACQUISITION PRICE" means (i) the Daily Market Price of the Common Stock on the date immediately preceding the date on which a Change of Control is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than fifty

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percent (50%) of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and (y) the Daily Market Price on the date immediately preceding, (A) in the case of a purchase, the date of acceptance of such offer by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock and, (B) in the case of a tender or exchange offer, the date on which more than fifty percent (50%) of the outstanding shares of Common Stock shall have been accepted for payment pursuant to the terms of such tender or exchange offer.

         "APPLICABLE CLOSING DATE" means the Closing Date (as defined in the Main Agreement) in respect of the particular Series A Preferred Shares (as defined in such Main Agreement) created by this Certificate of Rights and Preferences.

         "AVERAGE MARKET PRICE" means, with respect to any reference date, the average of the Daily Market Prices of the Common Stock (or, for purposes of determining the Average Market Price of the common stock of an Acquiring Person or its Parent under Section 6(F), the common stock of such Acquiring Person or such Parent) for the forty (40) Business Days ending on and including the third
(3rd) Business Day before and excluding such reference date, but not greater than the average of the Daily Market Prices of the Common Stock for the first five (5) Business Days of such forty (40) Business Day period or greater than the average of the Daily Market Prices of the Common Stock for the last five (5) Business Days of such forty (40) Business Day period, subject to adjustment for stock splits, recombinations, stock dividends and the like.

         "BOARD" means the Board of Directors of the Company.

         "CHANGE OF CONTROL" is defined in Section 6(F)(i).

         "BUSINESS DAY" means any day on which the Common Stock may be traded on the NYSE or if not admitted for trading on the NYSE, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

         "CALL REDEMPTION DATE" is defined in Section 6(B)(i).

         "CALL REDEMPTION NOTICE" is defined in Section 6(B)(i).

         "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.

         "CERTIFICATE" means the Restated Certificate of Incorporation of the Company, as amended (including, for the sake of clarity, by the filing of any certificate of designation).

         "CERTIFICATE OF RIGHTS AND PREFERENCEs" means this Certificate of Rights and Preferences of the Series A-1 Preferred Stock.

         "COMMON STOCK" means the Company's common stock, par value ten cents ($.10) per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged,

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converted, reclassified or recapitalized by the Company or pursuant to a Change of Control to which the Company is a party.

         "COMMON STOCK EQUIVALENTS" means (without duplication with any other Common Stock or common stock, as the case may be, or Common Stock Equivalents) rights, warrants, options, convertible securities or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, or common stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

         "COMPANY" means TRC Companies, Inc., a Delaware corporation.

         "CONVERSION CLOSING DATE" is defined in Section 6(A)(i).

         "CONVERSION NOTICE" is defined in Section 6(A)(i).

         "CONVERSION DELIVERY NOTICE" is defined in Section 6(A)(i).

         "CONVERSION PRICE" means, on any date, $57.94, subject to adjustment
(i) for stock splits, recombinations, stock dividends and the like, (ii) in accordance with Section 5(h) of the Main Agreement and (iii) in the case of any Restatements.

         "CONVERSION RATE" means (i) the Stated Value of one share of Series A-1 Preferred Stock divided by (ii) the Conversion Price.

         "DAILY MARKET PRICE" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person or its Parent under Section 6(F), the common stock of such Acquiring Person or such Parent), equal to (i) the daily volume-weighted average price on the NYSE or, if no such sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Holder and the Company may agree), or (ii) if such Common Stock or common stock of an Acquiring Person or its Parent is not then listed or admitted to trading on the NYSE, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by a Majority of the Series A-1 Preferred Stock and reasonably acceptable to the Company (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

         "DIVIDEND PAYMENT DATE" is defined in Section 3(A).

         "DIVIDEND PERIOD" is defined in Section 3(A).

         "DIVIDEND RATE" means a rate equal to four percent (4%) per annum times $1,000, payable quarterly commencing March 31, 2002, unless otherwise adjusted pursuant to Section 3, in which case the Dividend Rate means the rate as adjusted.

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         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FINAL REDEMPTION DATE" means December 14, 2006.

         "FINAL REDEMPTION NOTICE" is defined in Section 6(B)(iii).

         "FLETCHER" means Fletcher International, Ltd. a company organized under the laws of Bermuda, together with its successors.

         "HOLDER" shall mean a holder of Series A-1 Preferred Stock.

         "ISSUE DATE" means with respect to any shares of Series A-1 Preferred Stock the original date of issuance of such shares of Series A-1 Preferred Stock.

         "HOLDER REDEMPTION DATE" is defined in Section 6(B)(ii).

         "HOLDER REDEMPTION NOTICE" is defined in Section 6(B)(ii).

         "JUNIOR SECURITIES" means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series A Preferred Stock, including but not limited to Common Stock, and any other class or series of Capital Stock issued by the Company or any Subsidiary of the Company on or after the date of the Main Agreement, but excluding any Parity Securities and Senior Securities issued (i) to Fletcher or its authorized assignees under the Main Agreement, (ii) with the approval of the Holders of a Majority of the Series A-1 Preferred Stock or (iii) upon the conversion, redemption or exercise of securities described in clause (i) or (ii) in accordance with the terms thereof.

         "LIQUIDATION" means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets, which does not involve a distribution by the Company of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.

         "LIQUIDATION PREFERENCE" is defined in Section 4.

         "MAIN AGREEMENT" means the Agreement dated as of December 14, 2001, by and between the Company and Fletcher pursuant to which up to 25,000 (twenty-five thousand) Series A Preferred Shares (as defined in such Main Agreement), including the shares of Series A-1 Preferred Stock, are to be issued by the Company, including all schedules and exhibits thereto.

         "MAIN AGREEMENT DATE" means December 14, 2001.

         "MAJORITY OF THE SERIES A-1 PREFERRED STOCK" means more than fifty percent (50%) of the then outstanding shares of Series A-1 Preferred Stock.

         "NEW YORK STOCK EXCHANGE" shall have the meaning set forth in the Main Agreement.

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

         "NYSE" shall have the meaning set forth in the Main Agreement.

         "OTHER SECURITIES" means any stock (other than Common Stock) and other securities of the Company or any other Person which the Holders of the Series A-1 Preferred Stock at any time shall be entitled to receive, or shall have received, upon conversion or redemption of the Series A-1 Preferred Stock in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

         "PARENT" means, as to any Acquiring Person, any corporation that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if the Parent is required to file such a report) or would be required to so include the Acquiring Person in such Parent's consolidated financial statements if they were prepared in accordance with U.S. GAAP and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

         "PARITY SECURITIES" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is PARI PASSU with the Series A-1 Preferred Stock and shall include, without limitation, all Preferred Stock issued pursuant to the Main Agreement.

         "PERSON" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "PREFERRED STOCK" means the Company's preferred stock authorized pursuant to the provisions of the Certificate.

         "RECORD DATE" is defined in Section 3(A).

         "REDEMPTION AMOUNT" means a dollar amount for each share of the then-outstanding Series A-1 Preferred Stock redeemed by such Holder equal to the Stated Value.

         "REGISTERED COMMON STOCK" means Common Stock that the resale of which has been registered under the Securities Act and is freely tradable upon delivery.


         "RESTATEMENT" means that the Company restates or announces its intention to restate any portion of its financial statements on or before the thirtieth Business Day after and excluding the Applicable Closing Date as included (i) in a Form 10-K or Form 10-Q filed with the Securities and Exchange Commission in the form of an amendment thereto, (ii) a press release, (iii) a Form 8-K or (iv) any other method, except as is required as a result of a change occurring after the date of the Main Agreement in (x) applicable law or (y) generally accepted accounting principles promulgated by the Financial Accounting Standards Board or the Securities and Exchange Commission, which change is implemented by the Company in the manner and at the time prescribed by such law or such generally accepted accounting principle.

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

         "RESTATEMENT CONVERSION PRICE" means one hundred twenty percent (120%) of the Average Market Price calculated on the date ninety (90) calendar days after and excluding the Restatement Date.

         "RESTATEMENT REDEMPTION PRICE" means the Average Market Price calculated on the date ninety (90) calendar days after and excluding the Restatement Date.

         "RESTATEMENT DATE" means, at the option of a Majority of the Series A-1 Preferred Stock, any date on which a Restatement occurs (including, with respect to any Restatement, the date of an announcement by the Company of its intention to restate any portion of its financial statements or the date on which is filed an amended Form 10-K or amended Form 10-Q in respect of the matters described in such announcement).

         "RESTATEMENT NOTICE" means a written notice from the Company to the Holders, (i) stating that a Restatement has occurred and (ii) including the documents in which the Restatement was publicly disclosed.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "SENIOR SECURITIES" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series A-1 Preferred Stock.

         "SERIES A PREFERRED SHARES" has the meaning described to such term in the Main Agreement.

         "SERIES A-1 PREFERRED STOCK" means Series A-1 Cumulative Convertible Preferred Stock of the Company or successor as contemplated by Section 6(F)(ii).

         "STATED VALUE" is an amount equal to one thousand dollars ($1,000) per share of Series A-1 Preferred Stock plus any accrued and unpaid dividends, whether or not declared and whether or not earnings are available in respect of such dividends.

         "SUBSIDIARY" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

         The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.

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3.       DIVIDENDS AND DISTRIBUTIONS.

         a. Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, dividends at the Dividend Rate to be paid in accordance with the terms of this Section 3. Such dividends shall be fully cumulative from the Issue Date, shall accumulate regardless of whether the Company earns a profit and shall be payable in arrears, when and as declared by the Board, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "DIVIDEND PAYMENT DATE"), commencing on March 31, 2002. The period from the Issue Date to March 31, 2002, and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "DIVIDEND PERIOD." The dividend for any Dividend Period for any share of Series A-1 Preferred Stock that is not outstanding on every calendar day of the Dividend Period shall be prorated based on the number of calendar days such share was outstanding during the period. Each such dividend shall be paid to the holders of record of the Series A-1 Preferred Stock as their names appear on the share register of the Company on the corresponding Record Date. As used above, the term "RECORD DATE" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the Board with respect to the dividend payable on such respective Dividend Payment Date not exceeding thirty (30) calendar days preceding such Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to Holders of record on a date designated by the Board, not exceeding thirty (30) calendar days preceding the payment date thereof, as may be fixed by the Board. For purposes of determining the amount of dividends accrued as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the Dividend Rate for the actual number of calendar days elapsed from and including the Issue Date (in case of the first Dividend Payment Date and any date prior to the first Dividend Payment Date) or the last preceding Dividend Payment Date (in case of any other date) to the date as of which such determination is to be made, based on a three hundred sixty
     (360) day year.

         b. Dividends payable on the Series A-1 Preferred Stock may be paid, at the option of the Company, either in cash or by the issuance of Registered Common Stock, provided, however, that the Company's right to pay dividends on any Dividend Payment Date by the issuance of Registered Common Stock shall continue only so long as the number of shares of Common Stock issued and issuable under the Main Agreement (including one year of dividends from such Dividend Payment Date, assuming that all such dividends will be paid in shares of Common Stock as they accrue) and all previously issued and issuable shares of Common Stock and all issued and issuable but unconverted Series A Preferred Shares (as defined in the Main Agreement) on an as-converted basis as of that date does not exceed seventeen and one-half percent (17.5%) of the Original Number (as defined in the Main Agreement), or, if such number of shares exceeds seventeen and one-half percent (17.5%) of the Original Number and does not exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the Original Number, the Company has notified its stockholders of a stockholders' meeting for the purpose of voting on a Required Consent (as defined in the Main Agreement) in accordance with the

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     Main Agreement and has used and is using its best efforts to obtain the
     Required Consent. Subject to the foregoing, payments on any Dividend Payment Date shall be made in Registered Common Stock unless the Company notifies the Holders in writing of its irrevocable intention to pay cash on a date no more than forty-five (45) calendar days before and no less than thirty (30) calendar days before such Dividend Payment Date. The number of shares of Registered Common Stock to be issued shall be determined by dividing the cash amount of the dividend otherwise payable by the Average Market Price calculated as of such Dividend Payment Date; provided, however, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Registered Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during the period used for calculating such Average Market Price. The number of shares of Registered Common Stock to be issued as a dividend shall be rounded up to the nearest whole share after aggregating all shares of Series A-1 Preferred Stock owned by a Holder.

         c. If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day to day basis and shall be computed on the basis of a three hundred sixty (360) day year.

         d. So long as any shares of the Series A-1 Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities, (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities, except for dividends paid to holders of Series A Preferred Shares issued under the Main Agreement or to the Company or any of its wholly-owned Subsidiaries and (iii) the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities, unless in each such case all dividends to which the Holders of the Series A-1 Preferred Stock shall have been entitled to receive for all previous Dividend Periods shall have been paid and dividends on the Series A-1 Preferred Stock for the subsequent four Dividend Periods shall have been designated and set aside in cash.

         e. Whenever, at any time or times, dividends payable on any share of Series A-1 Preferred Stock (as defined in the Main Agreement) shall be in arrears (i) in an aggregate amount of two (2) quarterly dividends, the Dividend Rate shall mean a rate equal to three percent (3%) per quarter times one thousand dollars ($1,000) and (ii) in an aggregate amount of three (3) or more quarterly dividends, the Dividend Rate shall mean a rate equal to four percent (4%) per quarter times one thousand dollars ($1,000), in each

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     case until such date that all accrued and unpaid dividends shall have been declared and paid in full.

         f. Whenever, at any time or times (i) an Issuance Blockage (as defined in the Main Agreement) shall exist at any time ninety (90) calendar days after and excluding the date that the first Issuance Blockage occurs, (ii) the Company shall fail to redeem any shares of Series A-1 Preferred Stock for cash by the date it is obligated to do so under Section 6(B) hereof and such failure to pay cash is ongoing, or (iii) the Company shall fail to redeem any shares of Series A-1 Preferred Stock for Registered Common Stock in accordance with the conditions set forth in Section 6(B)(ii) or Section 6(B)(iii) on a Holder Redemption Date or the Final Redemption Date, as the case may be, and such failure shall be ongoing, then (x) the Dividend Rate shall mean a rate equal to four percent (4%) per quarter times one thousand dollars ($1,000) until such date as the circumstances described in clause
     (i), (ii) and (iii) no longer exist and (y) all dividends payable with respect to such periods shall be paid (a) in a number of shares of Series A-1 Preferred Stock equal to the aggregate dividends payable divided by one thousand dollars ($1,000), with the balance to be paid in cash via certified check or a wire of readily available funds, or (b) at the Company's election, in cash.

     3. LIQUIDATION PREFERENCE. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series A-1 Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series A-1 Preferred Stock held by such Holder equal to the Stated Value per share, whether or not earnings are available in respect of dividends included in the Stated Value or such dividends have been declared, to and including the date full payment is tendered to the Holders with respect to such Liquidation (such amount being referred to herein as the "LIQUIDATION PREFERENCE") before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series A-1 Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to the Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series A-1 Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are PARI PASSU with the Series A-1 Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among the Holders of the Series A-1 Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) calendar days prior to the payment date stated therein, to the Holders of record of the Series A-1 Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.

     4. VOTING RIGHTS. The Holders shall have the following voting rights with respect to the Series A-1 Preferred Stock:

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

     a. Each share of Series A-1 Preferred Stock shall entitle the holder thereof to the voting rights specified in Section 5(B) and no other voting rights except as required by law.

     b. The consent of the Holders of at least a Majority of the Series A-1 Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for the purpose, shall be necessary to:

          (i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Certificate, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to:

               (A) change any of the rights, preferences or privileges of Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

                    (1) Reduce the Dividend Rate on the Series A-1 Preferred
               Stock, or make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of Series A-1 Preferred Stock as to the payment of dividends in relation to the holders of any other Capital Stock of the Company;

                    (2) Reduce the amount payable to the holders of the Series
               A-1 Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series A-1 Preferred Stock to the rights upon liquidation of the holders of any other Capital Stock of the Company; or

                    (3) Make the Series A-1 Preferred Stock redeemable at the
               option of the Company.

               (B) authorize, create or issue any shares of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities); or

          (ii) (1) permit any Subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any security of such Subsidiary or all or substantially all of the assets of any Subsidiary, other than acquisitions or dispositions of entities approved by the TRC Board of Directors which (a) do not involve the issuance or sale, or the obligation to issue or sell, except to the Company or any wholly owned Subsidiary, securities having a material value and (b) do not involve the acquisition or disposition of a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X of the Exchange Act; (2) permit the Company to issue a dividend to holders of Junior Securities of securities of a subsidiary; (3) permit the Company or any Subsidiary to engage in an "interested transaction" as such term is understood according to Delaware General Corporate Law; or (4) permit the Company or (other than a dividend paid wholly to the Company) any Subsidiary to issue a dividend of a size or nature which is not in the ordinary course of business; or

          (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or amend any provisions of any Capital Stock so as to make such Capital Stock redeemable by the Company.

5. CONVERSION AND REDEMPTION.

     a. PROCEDURE FOR CONVERSION.

        (i) Shares of Series A-1 Preferred Stock are convertible into Registered Common Stock (or, at the sole option of the Holder, unregistered Common Stock) at the Conversion Rate per share at the option of the Holder thereof at any time, (in the event of a Restatement, for purposes of calculating the Conversion Rate, the Conversion Price shall equal the Restatement Conversion Price, if the Restatement Conversion Price is lower than the then-current Conversion Price). Conversion of shares of Series A-1 Preferred Stock may be effected by delivering a duly executed written Preferred Stock Conversion Notice, in form and substance as attached to the Main Agreement as Annex E (the "CONVERSION NOTICE"), by facsimile, mail or overnight courier delivery, to the Company's address set forth in Section 19 of the Main Agreement. Upon delivery of the Conversion Notice, the Company shall promptly deliver a duly executed written Preferred Stock Conversion Delivery Notice, in form and substance as attached to the Main Agreement as Annex F (the "CONVERSION DELIVERY NOTICE"), by facsimile, mail or overnight courier delivery, to the Holder's address set forth in Section 19 of the Main Agreement. The Holder shall deliver the certificates representing such shares of Series A-1 Preferred Stock within two (2) Business Days following delivery of the Conversion Notice (except that if any certificate shall have been lost, stolen or destroyed, such certificates need not be delivered upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate). The closing of such exercise shall take place on (a) the second Business Day following and excluding the date the Conversion Notice is delivered, (b) such later date as the conditions set forth in Section 6(A)(ii) have been waived or satisfied or (c) any other date upon which the exercising Holder and the Company mutually agree (the "CONVERSION CLOSING DATE").

        (ii) It shall be a condition of the converting Holder's obligation to close that each of the following are satisfied, unless expressly waived by such Holder in writing:

               (A) (1) the representations and warranties made by the Company in the Main Agreement shall be true and correct as of the Conversion Closing Date, except those representations and warranties that speak as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such conversion shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange; and such Holder shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

               (B) On the Conversion Closing Date, the Company shall have delivered to the Holder (1) an opinion of Paul, Hastings, Janofsky & Walker LLP ("PHJW") dated such date reasonably satisfactory to such Holder, dated the date of delivery, confirming in substance the matters covered in paragraph (a), (2) a letter dated such date from PHJW addressed to the Holders stating that they may continue to rely on and as of such Conversion Closing Date on the opinion dated the Applicable Closing Date as to the matters covered in paragraphs (b),
          (c), (d)(i) and (ii), (e) and (f)(but not, other than as agreed to by the parties, (f)(i)(C)) of Section 4 of the Main Agreement (or, in the case of the foregoing clauses (1) and (2), if PHJW is no longer representing TRC, then an opinion of such other counsel reasonably satisfactory to such Holder covering all of the matters referred to in the foregoing clauses (1) and (2)) and (3) an opinion of the Company's general counsel reasonably satisfactory to such Holder, dated such date, confirming in substance the matters covered in paragraphs
          (d)(iii), (f)(i)(C), (g), (k) and (l) of Section 4 of the Main Agreement.

               (C) As of the Conversion Closing Date, the Company shall have delivered to the Holder all Restatement Notices required to be delivered following a Restatement.

     The Company shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date. If such conditions are not satisfied or waived prior to the second Business Day following and excluding the date the Conversion Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the Conversion Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice with respect to the shares referenced in the withdrawn Conversion Notice at any time.

        (iii) Each conversion of Series A-1 Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the Business Day on which the Conversion Notice is delivered as provided in
     Section 6(A)(i), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such conversion as provided in Section 6(A)(iv) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(A)(ii) above.

          (iv) On the Conversion Closing Date, the Holder shall surrender the certificate representing the shares of Series A-1 Preferred Stock to be converted to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement, and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder's express written consent, unregistered Common Stock) to which such Holder is entitled upon such conversion.

          (v) On the Conversion Closing Date, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder whose Series A-1 Preferred Stock is being converted at such address specified by the Holder via reputable overnight courier, one or more certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock (or Other Securities or, with such Holder's express written consent, unregistered Common Stock) to which such Holder shall be entitled upon such conversion, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price per share on the Business Day immediately before and excluding the date of such conversion, and, in case such conversion is for only part of the shares represented by the certificate surrendered, at such address specified by the Holder via reputable overnight courier, a new Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series A-1 Preferred Stock which have not been converted into Registered Common Stock (or Other Securities or, if appropriate, unregistered Common Stock) upon such conversion.

          (vi) The Company shall deliver a Restatement Notice to the Holder no later than two (2) calendar days after and excluding each date on which a Restatement occurs.

b. PROCEDURE FOR REDEMPTION.

          (i) COMPANY REDEMPTION RIGHT.

              (A) If the volume-weighted average price of the Common Stock for any fifteen (15) Business Days in a twenty (20) consecutive

          Business Day period exceeds one hundred seventy-five percent of the Conversion Price and, within two (2) Business Days after and excluding the last Business Day of such twenty (20) Business Day period the Company delivers to the Holders of all shares of Series A-1 Preferred Stock an irrevocable Call Redemption Notice, in form and substance as attached to the Main Agreement as Annex G, then all such shares still outstanding sixty (60) Business Days after and excluding the date such Call Redemption Notice is delivered shall be redeemed. The closing of such redemption shall occur on the earlier of (x) sixty (60) Business Days after and excluding the date such Call Redemption Notice is delivered or, (y) such Business Day as is set forth in a written notice delivered to TRC by Fletcher following receipt of a Call Redemption Notice, provided such date is not less than two (2) Business Days after and excluding the date of Fletcher's notice. It shall be a condition of Holder's obligation to close that the Registration Requirement (as such term is defined in the Main Agreement) shall have been met at all times during, and no Blackout Period (as such term is defined in the Main Agreement) shall have been in effect during, the period from and including the date the Call Redemption Notice is delivered through and including the date of such closing. At such closing, each Holder shall surrender the certificate(s) representing all shares of Series A-1 Preferred Stock then held by such Holder, if any, to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement and the Company shall pay to such holder via wire transfer of immediately available funds an amount equal to the number of shares of Series A-1 Preferred Stock so tendered multiplied by the Redemption Amount (calculated as of and including such closing date). Nothing in this Section 6(B)(i) shall limit or affect any Holder's right to convert or redeem such shares of Series A-1 Preferred Stock at any time (including any time on or after the date of the Call Redemption Notice and before the closing of such redemption).

          (ii) FOUR-YEAR HOLDER REDEMPTION RIGHT. At the option of the Holder, at any time and from time to time after and excluding December 14, 2005, a portion or all shares of Series A-1 Preferred Stock shall be redeemed for Registered Common Stock (unless the Holder expressly consents in writing to the issuance of unregistered Common Stock in which case all references to Registered Common Stock in this Section 6(B)(ii) shall be to unregistered Common Stock), and the closing of such redemption shall take place on such date (the "HOLDER REDEMPTION DATE"), provided that Holder deliver to the Company a Holder Redemption Notice specifying the number of shares to be redeemed, in form and substance as attached to the Main Agreement as Annex H, two (2) Business Days before the date of closing specified in such notice. At such closing, the Holder shall surrender the certificate representing the shares of Series A-1 Preferred Stock to be redeemed to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement and the Company at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder whose Series A-1 Preferred Stock is being redeemed, the number of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock, to which such Holder shall be entitled upon such redemption, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price per share on the Business Day immediately preceding and excluding the Holder Redemption Date, and, if the Holder elected to redeem a portion of its shares pursuant to its Holder Redemption Notice, shall cause to be issued in the name of and delivered to the Holder whose Series A-1 Preferred Stock is being redeemed, the number of duly authorized, validly issued, fully paid and nonassesable shares of Series A-1 Preferred Stock representing the balance of the shares. The number of shares of Registered Common Stock to be delivered at such closing shall equal the quotient of (x) the aggregate Redemption Amount of the shares of Series A-1 Preferred Stock being redeemed (calculated as of and including the Holder Redemption Date) divided by (y) the greater of (1) the lesser of (i) twenty-four dollars and fourteen cents ($24.14) and (ii) fifty percent (50%) of the Restatement Redemption Price, and (2) the Average Market Price calculated as of the Holder Redemption Date. It shall be a condition of the redeeming Holder's obligation to close that each of the following are satisfied, unless waived by such Holder:

               (A) (1) the representations and warranties made by the Company in the Main Agreement shall be true and correct as of the Holder Redemption Date, except those representations and warranties that speak as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such redemption shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange (unless, with respect to clause
          (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock for a portion or all of the shares to be issued upon such redemption; in such case, the Company shall use its best efforts to cause to be satisfied this condition in clause (3) for the balance of shares to be issued upon such redemption); and such Holder shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

               (B) On the Holder Redemption Date, the Company shall have delivered to the Holder (1) an opinion of PHJW reasonably satisfactory to such Holder, dated such date, confirming in substance the matters covered in paragraph (a), (2) a letter from PHJW dated such date addressed to the Holders stating that they may continue to rely on and as of such Conversion Closing Date on the opinion dated the Applicable Closing Date as to the matters covered in paragraph (a), (b), (c),
          (d)(i) and (ii), (e) and (f)( but not, other than as agreed to by the parties, (f)(i)(C)) of Section 4 of the Main Agreement (including without limitation the opinion to the effect that the offer and sale of such Registered Common Stock to such Holder do not require registration under the Securities Act)(or, in the case of the foregoing clauses (1) and (2), if PHJW is no longer representing

          TRC, then an opinion of such other counsel reasonably satisfactory to such Holder covering all of the matters referred to in the foregoing clauses (1) and (2)), and (3) an opinion of the Company's general counsel reasonably satisfactory to such Holder, dated such date, confirming in substance the matters covered in paragraphs (d)(iii),
          (f)(i)(C), (g), (k) and (l) of Section 4 of the Main Agreement.

               (C) There shall not exist an Issuance Blockage (as defined in the Main Agreement) and the issuance of Common Stock shall not cause the Company to exceed the Maximum Number (as defined in the Main Agreement) (it being understood, for the sake of clarity, that the existence of this condition (C) shall be a condition only to Holder's redemption obligations in respect of the number of shares of Registered Common Stock as may not be issued by the Company pursuant to the terms of Section 6(b) of the Main Agreement).

     The Company shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date. At any time on and after the Holder Redemption Date, if the condition set forth above in paragraph A(3) or (C) is not satisfied, (m) in addition to Holder's rights set forth in Section 3(F), Holder shall be entitled to all remedies available at law or in equity in respect of the Company's failure to issue all of the Registered Common Stock required to be issued pursuant to this
     Section 6(B)(ii), and (n), in the case of the condition set forth above in paragraph A(3), the Company, upon the written demand, from time to time, of Holder, shall issue unregistered Common Stock for a portion or all of the shares of Series A Preferred Stock to be redeemed as set forth in such written demand and shall continue to use its best efforts to cause such condition to be satisfied. In such cases, upon satisfaction of the condition set forth in the above paragraph A(3) or (C), as the case may be, the Company shall deliver written notice to such Holder of such satisfaction.

          (iii) FIVE-YEAR FINAL REDEMPTION. All shares of Series A-1 Preferred Stock outstanding on the Final Redemption Date shall be redeemed for Registered Common Stock (unless the Holder expressly consents in writing to the issuance of unregistered Common Stock in which case all references to Registered Common Stock in this Section 6(B)(iii) shall be to unregistered Common Stock) or cash, at the election of the Company, on the Final Redemption Date and the closing of such redemption shall take place on the same date. The Company shall deliver to each Holder sixty (60) Business Days before the Final Redemption Date a Final Redemption Notice, in form and substance as attached to the Main Agreement as Annex I notifying each Holder of the form of consideration that the Company will use to redeem such shares. At such closing, the Holder shall surrender the certificate representing all shares of Series A-1 Preferred Stock, if any, then held by such Holder to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement. If the Company elects to redeem such shares of Series A-1 Preferred Stock for cash, then the Company shall deliver cash at such closing via wire transfer of immediately available funds in an amount equal to the number of shares of Series A-1 Preferred Stock so tendered multiplied by the Redemption Amount (calculated as of and including such closing date). If the Company elects to redeem such shares for Registered Common Stock, then the Company at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder whose Series A-1 Preferred Stock is being redeemed, the number of duly authorized, validly issued, fully paid and nonassessable shares of Registered Common Stock, to which such Holder shall be entitled upon such redemption, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price per share on the Business Day immediately preceding and excluding the Final Redemption Date. The number of shares of Registered Common Stock to be delivered at such closing shall equal the quotient of (x) the aggregate Redemption Amount of the shares of Series A-1 Preferred Stock being redeemed (calculated as of and including the Final Redemption Date) divided by (y) the greater of (1) the lesser of
     (i) $ twenty-four dollars and fourteen cents ($24.14) and (ii) fifty percent (50%) of the Restatement Redemption Price, and (2) the Average Market Price calculated as of the Final Redemption Date. It shall be a condition of the redeeming Holder's obligation to close that each of the following are satisfied, unless waived by such Holder:

               (A) (1) the representations and warranties made by the Company in the Main Agreement shall be true and correct as of the Final Redemption Date, except those representations and warranties that speak as of a particular date, which shall be true and correct as of such date; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such redemption shall be registered under the Securities Act, shall be freely tradable and shall be duly listed and admitted to trading on the New York Stock Exchange (unless, with respect to clause
          (3) only, the Holder expressly consents in writing to the issuance of unregistered Common Stock for a portion or all of the shares to be issued upon such redemption; in such case, the Company shall use its best efforts to cause to be satisfied this condition in clause (3) for the balance of shares to be issued upon such redemption); and such Holder shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

               (B) On the Final Redemption Date, the Company shall have delivered to the Holder (1) an opinion of PHJW reasonably satisfactory to such Holder, dated such date, confirming in substance the matters covered in paragraph (a), (2) a letter dated such date from PHJW addressed to such Holder stating that they may continue to rely on and as of such Conversion Closing Date on their opinion dated the Applicable Closing Date as to the matters covered in paragraphs (a),
          (b), (c), (d)(i) and (ii), (e) and (f)( but not, other than as agreed to by the parties, (f)(i)(C)) of Section 4 of the Main Agreement (including without limitation the opinion to the effect that the offer and sale of such Registered Common Stock to such Holder do not require registration under the Securities Act)(or, in the case of the foregoing clauses (1) and (2), if PHJW is no longer representing TRC, then an opinion of such other counsel reasonably satisfactory to such Holder covering all of the matters referred to in the foregoing clauses (1) and (2)), and (3) an opinion of the Company's general counsel reasonably satisfactory to such Holder, dated such date, confirming in substance the matters covered in paragraphs (d)(iii),
          (f)(i)(C), (g), (k) and (l) of Section 4 of the Main Agreement.

                    (C) There shall not exist an Issuance Blockage (as defined in the Main Agreement) and the issuance of Common Stock shall not cause the Company to exceed the Maximum Number (as defined in the Main Agreement) (it being understood, for the sake of clarity, that the existence of this condition (C) shall be a condition only to Holder's redemption obligations in respect of the number of shares of Registered Common Stock as may not be issued by the Company pursuant to the terms of Section 6(b) of the Main Agreement).

     The Company shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date. At any time on and after the Final Redemption Date, if the condition set forth above in paragraph A(3) or (C) is not satisfied, (m) in addition to Holder's rights set forth in Section 3(F), Holder shall be entitled to all remedies available at law or in equity in respect of the Company's failure to issue all of the Registered Common Stock required to be issued pursuant to this
     Section 6(B)(iii), and (n), in the case of the condition set forth above in paragraph A(3), the Company, upon the written demand, from time to time, of Holder, shall issue unregistered Common Stock for a portion or all of the shares of Series A-1 Preferred Stock to be redeemed as set forth in such written demand and shall continue to use its best efforts to cause such condition to be satisfied. In such cases, upon satisfaction of the condition set forth in the above paragraph A(3) or (C), as the case may be, the Company shall deliver written notice to such Holder of such satisfaction.

     c. The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall be required under the Main Agreement.

     d. The Company will procure, at its sole expense, the listing of the Common Stock issuable upon conversion or redemption of the Series A-1 Preferred Stock and shares issuable as dividends hereunder, subject to issuance or notice of issuance, on all stock exchanges and quotation systems on which the Common Stock is then listed or quoted, no later than the date on which such Series A-1 Preferred Stock is issued to the Holder and thereafter shall use its best efforts to prevent delisting or removal from quotation of such shares. The Company will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion or redemption of shares of the Series A-1 Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred Stock so converted or redeemed were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

     e. No fractional shares or scrip representing fractional shares shall be issued upon the conversion or redemption of the Series A-1 Preferred Stock. If any such conversion or redemption would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Daily Market Price per share of Common Stock on the date of conversion or redemption shall be paid to the Holder in cash by the Company. If more than one share of Series A-1 Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion or redemption thereof shall be computed on the basis of the aggregate number of shares of Series A-1 Preferred Stock so surrendered.

     f. MERGERS, ASSET SALES, ETC.

     (i) In case the Company on or after the Main Agreement Date is party to any
     (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or affiliate, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any other transaction or series of related transactions by the Company or relating to the Common Stock (including without limitation, any stock purchase or tender or exchange offer) in which the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock or Other Securities (other than a reorganization or reclassification in which the Common Stock or Other Securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Company immediately prior to such transaction own the Common Stock, Other Securities or other voting stock of the Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction), then, and in the case of each such transaction (each of which is referred to herein as "CHANGE OF CONTROL"), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder of each unconverted and unredeemed share of Series A-1 Preferred Stock, at any time after the consummation of such Change of Control, shall be entitled to receive in respect of each unconverted and unredeemed share of Series A-1 Preferred Stock, (in lieu of the cash, Common Stock or Other Securities issuable prior to such consummation), the stock and other securities, cash and property set forth in such of the following clauses (A), (B) and/or (C) as such Holder shall on any date (the "Election Date"), from time to time in whole or in part, elect (it being understood that, in the case where the Holder shall have elected clause (C), the choice between subclauses (x) and (y) thereof shall be the Company's or the Acquiring Person's, as the case may be):

     (A) the stock and other securities, cash and property to which such Holder would have been entitled upon such consummation as if such Holder had converted such Series A-1 Preferred Stock immediately before the consummation of such Change of Control;

     (B) the stock and other securities, cash and property to which such Holder would have been entitled upon such consummation as if such Holder had been eligible to receive the shares of Registered Common Stock deliverable under
     Section 6(B) immediately before the consummation of such Change of Control;

     (C) at the election of the Company or the Acquiring Person, as the case may be, either:

         (x) cash (the "Cash Amount") in an amount equal to the sum of (AA) one hundred ten percent (110%) of the aggregate Redemption Amount of such shares of Series A-1 Preferred Stock plus, (BB) in the case of a Change in Control the date of consummation of which is: (a) five (5) or less years prior to the Final Redemption Date, twenty percent (20%) of such aggregate Redemption Amount; (b) four (4) or less years prior to the Final Redemption Date, sixteen percent (16%) of such aggregate Redemption Amount; (c) three (3) or less years prior to the Final Redemption Date, twelve percent (12%) of such aggregate Redemption Amount; (d) two (2) or less years prior to the Final Redemption Date, eight percent (8%) of such aggregate Redemption Amount; and (e) (1) year or less than (1) year prior to the Final Redemption Date, four percent (4%) of such aggregate Redemption Amount, or

         (y) the number of shares of common stock of the Acquiring Person or its Parent, determined by dividing (1) the Cash Amount by (2) the Average Market Price per share of the common stock of the Acquiring Person or its Parent, as the case may be, on such Election Date.

     The foregoing notwithstanding, if the Acquiring Person, its Parent or the Company, as the case may be, shall combine, subdivide or reclassify its Capital Stock, or shall declare any dividend payable in shares of its Capital Stock, or shall take any other action of a similar nature affecting such shares, the conversion or redemption price in clauses (A), (B) and (C) shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during any of the measurement periods set forth in such clauses.

     (ii) The Company shall, prior to the consummation of any Change of Control, provide that each Person (other than the Company) that may be required to deliver any stock, securities, cash or property upon conversion of Series A-1 Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holders of a Majority of the Series A-1 Preferred Stock, (A) the obligations of the Company under this Certificate of Rights and Preferences (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Certificate of Rights and Preferences) and (B) the obligation to deliver to the Holders of Series A-1 Preferred Stock such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 6(F), such Holders may be entitled to receive, and such Person shall have similarly delivered to such Holders an opinion of counsel for such Person (which may be internal counsel for such Person), which counsel shall be reasonably satisfactory to Holders of a Majority of the Series A-1 Preferred Stock, stating that the rights of such Holders under this Certificate of Rights and Preferences shall thereafter continue in full force and effect and the terms hereof, including, without limitation, all of the provisions of this Section 6(F) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any conversion of Preferred Stock or exercise of any rights pursuant hereto.

     6. STATUS OF CONVERTED AND REDEEMED SHARES; LIMITATIONS ON SERIES A-1 PREFERRED STOCK. The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series A-1 Preferred Stock which shall be converted, redeemed or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5), provided, however, no share of Series A-1 Preferred Stock which shall be converted, redeemed or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series A-1 Preferred Stock. The Company will not issue any further shares of Series A-1 Preferred Stock. Except as provided in Section 6(B), the Company shall have no right to redeem the shares of Series A-1 Preferred Stock without the consent of a Majority of the Series A-1 Preferred Stock.

     7. MISCELLANEOUS. Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein shall be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like. -

         IN WITNESS WHEREOF, this Certificate of Rights and Preferences has been signed on behalf of the Company by its Senior Vice President and Chief Financial Officer and attested to by its Secretary, all as of December 18, 2001.

                              TRC COMPANIES, INC.

                              By: /s/ Harold C. Elston, Jr.
                                  ---------------------------------
                                      Harold C. Elston, Jr.
                              Senior Vice President and Chief Financial Officer
                                            (Chief Accounting Officer)


Attest:

By:    /s/ Martin H. Dodd
       ------------------
Name:  Martin H. Dodd
Title: Secretary